       EXHIBIT 10.9

Charles Huang                                                                                                7 April 2009
Executive Vice President,
Chief Technical Officer

Subject: Executive Employment Transition Agreement-REVISED

Dear Charlie;

This is to confirm our discussion and agreement regarding your transition over the next three years.

1.
Effective 4/6/2009, your current base salary of $252,597 annual will be reduced to $168,482 annual. Your title will become Executive Vice President, Chief Technical Officer Emeritus. Your Corporate Bonus will be based on the successful outcome of the Kunshan project. Your bonus will be the lower of 10% of the sales price of the Kunshan facility, or $500,000. Your short term incentive in the years 2010,2011, and 2012 will be predicated on finding suitable projects during those years. You will continue to be eligible for all medical, dental, and other benefits provided to all Executives. You will be eligible for the annual Long Term Incentive grants (in 2010,2011, and 2012) as provided to the Executive team based on your salary in effect at the time of grants.

2.
Effective 1/1/2010 (or the start of the first pay period in 2010), your base salary will be reduced to $126,299 annual. In lieu of the lump sum severance payment of six months pay which is specified in your Employment Agreement dated 25 July 2000 as amended, you will receive this new salary for calendar year 2010. You will continue to be eligible for all medical, dental, and other benefits provided to all Executives.

3.
Effective 1/1/2011 (or the start of the first pay period in 2011) your base salary will remain at $126,299 annual. In lieu of the standard separation severance payment that is specified in your Employment Agreement dated 25 July 2000 as amended, you receive this salary for calendar year 2011 and 2012. You will continue to be eligible for all medical, dental, and other benefits provided to all Executives.

4.	Effective 12/31/2012, you will officially retire and all Company sponsored benefits and compensation will end.

5.	In addition to the provisions set forth in this document, your employment will be governed by the policies and procedures outlined in the Employee Handbook, as amended from time to time.

The terms and conditions of this Agreement are to be private and confidential, and you agree not to disclose any of these terms and conditions to any person except your spouse, your attorney or your tax advisor, unless disclosure is necessary to carry out the terms of this Agreement, or to supply information to any taxing authority, or is otherwise required by law.

Please sign this agreement and return the original document to John Warren, no later than Friday, 10 April 2009. If you should have any questions, please contact me.

Signatures
/s/ John E. Warren III	/s/ Charles Huang
John E. Warren, III	Charles Huang
Vice President, Worldwide Human Resources and Corporate Services	Executive Vice President, Chief Technical Officer Emeritus

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") dated as of  December 17, 2008 ("Amendment Effective Date") between ANADIGICS, Inc. (the "Corporation") and Charles Huang (the "Executive").

WHEREAS, the Corporation and the Executive are parties to an Employment Agreement dated as of July 25, 2000 and [related] Amendments to the Employment Agreement (the Employment Agreement together with the Amendments constitute the "Agreement");

WHEREAS, the Corporation and the Executive wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Corporation and the Executive hereby agree as follows:

1.           Section 3 of the Agreement shall be amended to read in its entirety as follows:

"In consideration of past and continuing service to the Corporation, in the event that  within one year following a "change-of-control" (as defined in Annex A hereto) your employment is terminated due to (i) involuntary termination by the Corporation without Cause or (ii) your voluntary resignation from the Corporation due to a material reduction in responsibilities and duties associated with your position or a material reduction in compensation (base salary plus bonus opportunity) without your prior express written consent, you shall receive, subject to the notice requirement and the Corporation's cure right set forth below, (a) 6 months of base salary (payable in equal bi-weekly installments) and payment of  the semi -annual bonus at 100% of target (paid at the corporation's regular scheduled semi-annual bonus payment date); (b) up to an additional six months of base salary (payable in equal bi-weekly installments during the Post-Employment Period (as defined below) solely during any portion of the Post-Employment period that you remain unemployed) and payment of the semi-annual bonus at target (paid at the Corporation's first regularly scheduled semi- annual bonus payment date following the Post-Employment Period solely if you remain unemployed during the Post-Employment Period); (c) payment of the semi-annual bonus for the period during which termination occurs (at 100% of target prorated for the number of complete months worked in that period) to be paid within 60 days from the date of termination of employment, (d) continuation for one year from date of termination of all current medical, and dental insurance benefits or until coverage by a new employer, whichever occurs first, (e) executive outplacement services for up to six months, and (f) immediate vesting of all stock options previously or hereafter issued under the Corporation's 1997 Long Term Incentive and Share Award Plan for Employees and the 1995 Long Term Incentive and Share Award Plan for Officers, as the same may be amended from time to time, to the extent such stock options have not vested as of such date, which stock options shall continue to be exercisable, with respect to options granted prior to October 31, 1998 for 90 days, and for options granted subsequent to October 31, 1998, for twelve (12) months following the date of involuntary or voluntary termination as described above, but not beyond the original term of the option. It shall be a condition precedent to the your right to voluntarily terminate your employment pursuant to clause (ii) of this Section 3 that you shall first have given the Corporation written notice that an event or condition set forth in clause (ii) has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the executive of his right to terminate as a result of such event or condition. If a period of thirty (30) days from the giving of such written notice elapses without the Corporation having effectively cured or remedied such event or condition during such 30-day period, you will have the right to voluntarily resign from the Corporation, provided that the termination of your employment due to such event or condition must occur not later than one hundred eighty (180) days following the initial existence of the event or condition set forth in clause (ii). The 'Post-Employment Period' is the period commencing on the 6 month anniversary of the date of termination of employment and ending on the 12 month anniversary of the date of termination of employment.

If your employment is involuntarily terminated by the Corporation without 'Cause,' absent a change in control, you will be eligible to receive a retention payment of six months base salary plus any additional payments as determined in the sole discretion of the Corporation, such payments to be made in a lump sum within 60 days of termination of your employment. 'Cause' shall mean: (a) un-authorized use or disclosure of confidential information of the Corporation in violation of Section 4(c) hereof; (b) a conviction of, or a plea of 'guilty' or 'no contest' to, a felony under the laws of the United States of America or any state thereof; (c) embezzlement or misappropriation of the assets of the Corporation; or (d) misconduct or gross negligence in the performance of duties assigned to the executive employee under this Agreement.

Payment of any compensation and benefits under this Employment Agreement is contingent upon execution within 50 days following the date of termination of the ANADIGICS standard Separation and Release Agreement between the Corporation and the Executive."

2.           Section 8 is added to the Agreement and reads in its entirety as follows:

"(a)           It is intended that this Agreement will comply with Section 409A of the Internal  Revenue Code of 1986, as amended (the "Code") and any regulations and guidelines promulgated thereunder (collectively, "Section 409A"), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 8 shall subject the Corporation to any claim, li ability, or expense, and the Corporation shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his "separation from service" (within the meaning of Treas. Reg. Section 1.409A-l(h) with the Corporation to be a "specified employee" (within the meaning of Treas. Reg. Section 1.409A-l(i), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a "separation from service" that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive's "separation from service," or (ii) the date of Executive's death (the "Delay Period").  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to Executive's "termination of employment" (and corollary terms) with the Corporation shall be construed to refer to Executive's "separation from service" (within the meaning of Treas. Reg. Section 1.409A-l(h) with the Corporation.

(c)           With respect to any reimbursement or in-kind benefit arrangements of the Corporation and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days after termination of employment"), the actual date of payment within the specified period shall be within the sole discretion of the Corporation. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A."

3.           Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

4.           This Amendment may be executed simultaneously in two or more counterparts, anyone of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ANADIGICS,Inc.

Signatures
/s/ John E. Warren III	/s/ Charles Huang
John E. Warren, III	Charles Huang
Vice President, Worldwide Human Resources and Corporate Services	Executive Vice President, Chief Technical Officer

Annex A

Change In Control

Change in Control. A Change in Control of the Corporation shall be deemed to have occurred if (i) any "Person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities, (ii) during any 12-month period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subclauses (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least 66-2/3% of the members of the Board then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, (iii) the Corporation's stockholders approve a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as defined above) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities,  or (iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

Amendment To
Employment Agreement

This Amendment dated as of 14 June 2005 (the "Amendment") to the Employment Agreement (the "Agreement") dated as of 25 July 2000 by and between ANADIGICS, Inc., a Delaware corporation (the "Corporation"), and Charles Huang (the "Executive"), is made and entered into by and between the Corporation and the Executive. Unless otherwise defined herein, capitalized terms have the same meanings as in the Agreement.

WHEREAS, the Corporation is considering various strategic alternatives,

NOW, THEREFORE, inconsideration of the mutual premises and agreements set forth herein, the Corporation and the Executive agreement that the Agreement is hereby amended as follows:

"If your employment is involuntarily terminated by the Company without "Cause", whereby "Cause" is as specified in your Employment Agreement, absent a change in control, you will be eligible for the standard separation agreement, release, and payment, plus a lump-sum retention payment of six months base salary."

Signatures:

Signatures
/s/ Bami Bastani	/s/ Charles Huang
Bami Bastani	Charles Huang
President and CEO	Executive Vice President, Chief Technology Officer
June 14, 2005	June 15, 2005